Exhibit 99.3

Press Release

Calpine Provides Update on HIGH TIDES III Securities

SAN JOSE, Calif., June 17 /PRNewswire-FirstCall/ Calpine Corporation (NYSE: CPN) today announced that on Friday, June 17, it submitted the required notification leading up to the potential remarketing of the company’s 5% Convertible Preferred Securities (HIGH TIDES III).

Calpine also notified holders of its right to redeem HIGH TIDES III, in whole or in part, at any time on or before July 21, 2005. To date, Calpine has expressed its intent to redeem HIGH TIDES III prior to the reset of the terms of HIGH TIDES III following a remarketing. If not earlier redeemed, the remarketing of HIGH TIDES III would begin on July 23, 2005.

A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states, three Canadian provinces and in the United Kingdom. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit http://www.calpine.com .

This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the Company’s ability to access the capital markets or obtain bank financing on attractive terms; (ii) the direct or indirect effects on the Company’s business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company’s current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (iii) other risks identified from time-to-time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2004 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which can be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

SOURCE Calpine Corporation
06/17/2005
CONTACT: media, Katherine Potter, Ext. 1168, or investors, Rick Barraza, Ext. 1125, both of Calpine Corporation, +1-408-995-5115
Web site: http://www.calpine.com